EXHIBIT 3.1
CERTIFICATE OF FORMATION
OF
ALTA MESA ACQUISITION SUB, LLC
a Texas limited liability company
ARTICLE 1 – Entity Name and Type
     The name of the entity is Alta Mesa Acquisition Sub, LLC. The filing entity being formed is a limited liability company.
ARTICLE 2 – Registered Agent and Registered Office
     The initial registered agent is an individual by the name of Harlan H. Chappelle. The business address of the registered agent and the registered office address is 15415 Katy Freeway, Suite 800, Houston, Texas 77094.
ARTICLE 3 – Governing Authority
     The limited liability company will have managers. The name and address of the initial manager are set forth below.
Harlan H. Chappelle
15415 Katy Freeway, Suite 800
Houston, Texas 77094
ARTICLE 4 – Purpose
     The limited liability company is formed for the purpose of transacting all lawful purposes for which a limited liability company may be organized under the Texas Business Organizations Code.
ARTICLE 5 – Effectiveness of Filing
     This Certificate of Formation becomes effective when it is filed by the Texas Secretary of State.
ARTICLE 6 – Organizer
     The name and address of the organizer of the limited liability company are as follows:
Harlan H. Chappelle
15415 Katy Freeway, Suite 800
Houston, Texas 77094
[signature page follows]

     IN WITNESS WHEREOF, the undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument on the 9th day of November, 2009.

/s/ Harlan H. Chapelle
Harlan H. Chappelle, Organizer